UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
Current Report
Pursuant to Section l3 and l5(d) of the
Securities Exchange Act of l934

December 14, 2016
Date of report (date of earliest event reported)

SP PLUS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702
(Address of Principal Executive Offices) (Zip Code)

(312) 274-2000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) On December 14, 2016, Paul Halpern provided written notification to SP Plus Corporation (the “Company”) that he was resigning effective immediately. Mr. Halpern’s resignation was not the result of any disagreement with the Company related to its operations, policies or practices.

The Company completed the acquisition (the “Central Merger”) of Central Parking Corporation (“Central”) in October 2012. As a condition to the Central Merger closing, the Company was required to appoint three individuals (the “Board Designees”), including Mr. Halpern, designated by an affiliate of Central on behalf of former stockholders of Central (the “Central Representative”). The Company’s Board is contractually required to nominate the Board Designees for election to the Board, to recommend unanimously that the Company’s stockholders vote in favor of their election to the Board, and to solicit proxies in favor of the election of the Board Designees. In accordance with the merger agreement relating to the Central Merger, the Central Representative has the contractual right to designate Mr. Halpern’s replacement (“New Board Designee”), subject to Board approval following screening and interviews as provided in the merger agreement. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board will appoint an approved New Board Designee to our Board, at which time the Company will file a Form 8-K providing the information required pursuant to Item 5.02(d).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP PLUS CORPORATION

Date: December 19, 2016	By: /s/ VANCE C. JOHNSTON
Vance C. Johnston, Chief Financial Officer and Treasurer